AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON DECEMBER 20, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          BUTLER MANUFACTURING COMPANY
             (Exact Name of Registrant as Specified in its Charter)

               Delaware                                   44-0188420
       (State of Incorporation)             (I.R.S. Employer Identification No.)
      BMA Tower, Penn Valley Park
          (P.O. Box 419917)
       Kansas City, Missouri                              64141-0917
(Address of Principal Executive Offices)                  (Zip Code)

                BUTLER MANUFACTURING COMPANY EXECUTIVE DEFERRED
                               COMPENSATION PLAN
                              (Full Title of Plan)

                                  John W. Huey
                 Vice President, General Counsel and Secretary
                          Butler Manufacturing Company
                          BMA Tower, Penn Valley Park
                               (P.O. Box 419917)
                        Kansas City, Missouri 64141-0917
                                 (816) 968-3000
           (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                                 Carl W. Struby
                              Lathrop & Gage L.C.
                        2345 Grand Boulevard, Suite 2600
                          Kansas City, Missouri 64108
                                 (816) 460-5834

                        CALCULATION OF REGISTRATION FEE

Title of Securities     Amount Being       Proposed Maximum            Proposed Maximum              Amount of
 Being Registered        Registered    Offering Price per Share    Aggregate Offering Price      Registration Fee

Deferred                 $4,000,000            100%                       $4,000,000(2)                 $1,056
Compensation
Obligations(1)

(1) Obligations under the Deferred Compensation Plan are unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   The Section 10(a) prospectus relating to the Butler Manufacturing Company Executive Deferred Compensation Plan (the "Plan") is omitted from the Registration Statement pursuant to the Note to Instructions to Part I of Form S-8.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

   The Annual Report of Butler Manufacturing Company (the "Company") on Form 10-K for the fiscal year ended December 31, 1999, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the"Exchange Act"), are incorporated by reference herein.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

   Under the Plan, the Company will provide eligible employees the opportunity to enter into agreements for the deferral of a specified percentage of their base salary and a specified percentage or dollar amount of their incentive compensation, as defined in the Plan. The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay in the future the value of the deferred compensation, adjusted to reflect the performance, whether positive or negative, of investment measurement options chosen by each participating employee (each a "Participant") from those measurement options made available under the Plan. The description of the terms and conditions of the Obligations in this Item 4 is qualified by reference to the Plan, which is incorporated herein by reference.

   The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan, based on elections by each Participant. The Obligations for each Participant will equal the balance in a record keeping account established for such Participant. Unless restored under the Company's Supplemental Benefit Plan, if a Participant's deferral under the Plan causes a reduction in the Company's contribution under the Company's Individual Retirement Asset Account, the Company will credit the Participant's record keeping account under the Plan in the amount of such reduction as of December 31 of the year in which such reduction occurs.

   The Obligations will be indexed, as provided in the Plan, to the performance of one or more investment alternatives individually chosen by each Participant from a list of at least two investment alternatives. Each Participant's Obligations will be adjusted to reflect the performance, whether positive or negative, of the selected investment alternatives, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars. The Company will not actually invest the deferred compensation in the types of investment indices specified by the Participants.

   The Plan will be administered by members of an administrative committee (the "Committee"), which will be appointed by, and serve at the pleasure of, the Company.

   A Participant will become immediately vested in any amount credited to his or her account. The vested balance credited to a Participant's account will be paid upon the earliest of (i) the Participant's retirement or termination of employment, (ii) the Participant's elected distribution date, (iii) a corporate change in control, as defined in the Plan, (iv) an unforeseen financial hardship of the Participant, in the sole discretion of the Committee, or (v) the Participant's death or disability. Depending on the applicable terms of the Plan and the Participant's payment election, payment of such vested balance may be made in cash in a lump sum or in installments over a period elected by the Participant of up to 180 months. Upon a change in control, as defined in the Plan, the Company will pay the Obligations in a lump sum in cash. In the event of a Participant's financial emergency, the amount of the distribution may not exceed the lesser of the amount credited to the Participant's record keeping account or the amount reasonably needed to satisfy the unforeseen financial emergency. In the event the Plan is terminated, the Company may decide, in its sole discretion, to either pay the Obligations in a lump sum or over such period of time as determined by the Committee.

   The Obligations are not convertible into another security of the Company. The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The
Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

   The Company has established a Rabbi trust to help fund the payment of the Obligations, but retains discretion to determine the amount and timing of any contributions to the trust. The assets of the trust will remain subject to the claims of the Company's creditors. The trustee of the trust will be required to administer the trust in accordance with its terms, but the trustee's obligations and authority are limited to the amounts which may be held in the trust from time to time, and the trustee will be subject to the direction of the Company with respect to the payment of Obligations. Accordingly, the trustee of the trust does not have any independent obligation or authority to act on behalf of any Participant, and each Participant will be responsible for acting on his or her own behalf with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.

   Neither a Participant nor any other person has the right to sell, assign, transfer, pledge, hypothecate or otherwise encumber in advance of actual receipt the amounts, if any, payable with respect to Obligations, all rights to which are non-assignable and non-transferable. No part of the amounts payable by the Company shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant to any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

   The Company may amend the Plan, but no amendment may reduce the value of a Participant's account on the effective date of the amendment.

Item 5.  Interests of Named Experts and Counsel.

   John W. Huey, Vice President, General Counsel and Secretary of the Company, has given an opinion to the Company opining as to the validity of the securities being issued pursuant to the Plan. Mr. Huey is eligible to participate in the Plan.

Item 6.  Indemnification of Directors and Officers.

   Section 145 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity for another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL also provides that (1) a corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is to be made with respect to any matter as to which he or she has been adjudged liable unless authorized by the court; (2) a corporation shall indemnify any such person against expenses actually and reasonably incurred in defense of any such action (whether or not by or in the right of the corporation) if such person has been successful in defense of the action, suit or proceeding; and (3) a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against such person incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability.

   Pursuant to the DGCL, the Company's Restated Certificate of Incorporation provides that each person who is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is an officer or director of the Company or who, while an officer or director of the Company, was serving at the request of the Company as an officer or director of another enterprise, shall be indemnified by the Company to the fullest extent authorized by the DGCL; provided, that the Company shall indemnify a person seeking indemnity in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors; provided further, that the Company is not required to provide indemnity with respect to any claim made against the director or officer (i) for an accounting of profits made from the purchase or sale by the officer or director of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or
(ii) for amounts paid in settlement of a claim without the consent of the Company.

   The indemnification provisions in the Company's Certificate of Incorporation also entitle an officer or director to obtain payment of expenses incurred by such person in defending against a proceeding in advance of the outcome if such person undertakes in writing to repay such amounts if it shall ultimately be determined that he or she is not entitled to indemnity.

   The Company also has purchased a director's and officer's liability insurance policy.

Item 7.  Exemption from Registration Claimed.

   Not applicable.

Item 8.  Exhibits.

   *4     Butler Manufacturing Company Executive Deferred Compensation Plan.

   *5 Opinion of Counsel as to legality of the obligations being registered hereby.

   *23.1  Consent of Arthur Andersen LLP.

   *23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement).


   *24.1  Certified Resolutions of the Board of Directors of the Company.

   *24.2 Powers of Attorney executed by officers and directors of the Company who have signed the Registration Statement.

*  Filed Herewith

Item 9.  Undertakings.

   (a) The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs 1.(a)(i) and 1.(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri, on the 19th day of December, 2000.


                                                BUTLER MANUFACTURING COMPANY


                                                By:   /s/ John J. Holland*
                                                      Name:  John J. Holland
                                                      Title: President and Chief
                                                             Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name                         Title                             Date

/s/ Donald H. Pratt*         Director and Chairman of          December 19, 2000
Donald H. Pratt              the Board

/s/ John J. Holland*         Director, President and           December 19, 2000
John J. Holland              Chief Executive Officer
                             (Principal Executive Officer)

/s/ Larry C. Miller*         Vice President-Finance            December 19, 2000
Larry C. Miller              (Principal Financial Officer)

/s/ John T. Cole*            Controller (Principal             December 19, 2000
John T. Cole                 Accounting Officer)

/s/ K. Dane Brooksher*       Director                          December 19, 2000
K. Dane Brooksher

/s/ Gary M. Christensen*     Director                          December 19, 2000
Gary M. Christensen

Name                         Title                             Date

/s/ Susan F. Davis*          Director                          December 19, 2000
Susan F. Davis

/s/ C.L. William Haw*        Director                          December 19, 2000
C.L. William Haw

/s/ Robert J. Novello*       Director                          December 19, 2000
Robert J. Novello

/s/ Robert J. Reintjes, Sr.* Director                          December 19, 2000
Robert J. Reintjes, Sr.

/s/ Gary L. Tapella*         Director                          December 19, 2000
Gary L. Tapella

/s/ William D. Zollars*      Director                          December 19, 2000
William D. Zollars


John W. Huey, by signing his name hereto, does hereby sign this Registration Statement on behalf of each of the above referenced directors and officers of the Company pursuant to a Resolution and powers of attorney executed by each of such persons and filed herewith as Exhibits 24.1 and 24.2, respectively.


*By   /s/ John W. Huey
      John W. Huey
      Attorney-in-fact

                                  EXHIBIT INDEX

   * 4     Butler Manufacturing Company Executive Deferred Compensation Plan.

   * 5 Opinion of Counsel as to legality of the obligations being registered hereby.

   * 23.1  Consent of Arthur Andersen LLP.

   * 23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement).

   * 24.1  Certified Resolutions of the Board of Directors of the Company.

   * 24.2 Powers of Attorney executed by officers and directors of the Company who have signed the Registration Statement.

     *  Filed Herewith